Exhibit 5.1

April 4, 2023

Crestwood Equity Partners LP

811 Main Street, Suite 3400

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of up to $350,000,000 of common units (the “Partnership Units”) representing limited partner interests in the Partnership (the “Common Units”) and (ii) the offer and resale by the selling unitholder named in the Registration Statement (the “Selling Unitholder”) of up to 11,275,546 Common Units (the “Selling Unitholder Units,” and together with the Partnership Units, the “Units”).

We have also participated in the preparation of a prospectus relating to the Partnership Units (the “Primary Prospectus”) and a prospectus relating to the Selling Unitholder Units (the “Secondary Prospectus” and, together with the Primary Prospectus, the “Prospectuses”), each of which is contained in the Registration Statement to which this opinion is an exhibit.

In rendering the opinions set forth below, we have examined (i) the Registration Statement, (ii) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 20, 2021, as amended, (iii) the Certificate of Limited Partnership of the Partnership, dated as of March 7, 2001, as amended, filed with the Secretary of State of Delaware, (iv) the Second Amended and Restated Limited Liability Company Agreement of Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), dated as of August 20, 2021, as amended, (v) the Certificate of Formation of the General Partner, dated as of March 2, 2001, as amended, filed with the Secretary of State of Delaware, (vi) certain resolutions adopted by the Board of Directors of the General Partner relating to the Registration Statement, (vii) the Prospectuses and (viii) such other certificates and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of partnership and limited liability company documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the General Partner, without further investigation as to the facts set forth therein.

In connection with rendering the opinions set forth below, we have assumed that:

(i) all information contained in all documents reviewed by us is true and correct;

(ii) all signatures on all documents examined by us are genuine and the signatories to such documents have the requisite capacity;

(iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents;

(iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

April 4, 2023 Page 2

(v) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws;

(vi) the Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and a prospectus supplement to the applicable Prospectus;

(vii) one or more prospectus supplements to the applicable Prospectus will have been prepared and filed with the Commission describing the Units offered thereby;

(viii) at the time of any offering or sale of Partnership Units, that the Partnership will have at least such number of Units authorized, created and, if appropriate, reserved for issuance; and

(ix) a definitive purchase, underwriting or similar agreement with respect to any Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

(i) With respect to the Partnership Units, when both (a) the Partnership has taken all necessary action to approve the issuance of and the terms of the offering of the Partnership Units and related matters and (b) certificates representing the Common Units have been duly executed, countersigned, registered, and delivered (or non-certificated Common Units shall have been properly issued) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Partnership upon payment of the consideration provided for therein, the Partnership Units will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)); and

(ii) The Selling Unitholder Units proposed to be sold by the Selling Unitholder have been duly authorized and validly issued and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the DRULPA).

The opinions expressed herein are qualified in the following respects:

(i) This opinion is limited in all respects to the DRULPA, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and the federal laws of the United States of America (including all applicable statutory provisions and reported judicial decisions interpreting those laws), and we are expressing no opinion as to the applicability or effect of the laws of any other jurisdiction; and

(ii) We express no opinion as to any matters other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectuses forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.